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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114474

Subject to Completion, Dated June 16, 2004

Prospectus Supplement
(To Prospectus dated April 14, 2004)

9,500,000 Shares Common Stock

This is a public offering of 9,500,000 shares of common stock of iVillage Inc. We are offering 8,928,974 shares of our common stock and the selling stockholders listed on page S-23 of this prospectus supplement are offering 571,026 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Nasdaq National Market under the symbol “IVIL.” On June 15, 2004, the closing sale price of our common stock as quoted on the Nasdaq National Market was $6.84 per share.

Investing in our common stock involves a high degree of risk. See the section of this prospectus supplement entitled “Risk Factors” that begins on page S-6.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to iVillage	$		$
Proceeds, before expenses, to the selling stockholders	$		$

We and the selling stockholders have granted the underwriters an option for a period of thirty days from the date of this prospectus supplement to purchase up to 906,058 additional shares from us and 518,942 additional shares from the selling stockholders to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2004.

Deutsche Bank Securities		JPMorgan
Jefferies & Company, Inc.
Merriman Curhan Ford & Co.
Avondale Partners

The date of this prospectus supplement is _______, 2004.

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the common stock has been declared effective by the Securities and Exchange Commission. This prospectus supplement is not an offer to sell securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

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iVillage® Network

the internet for women

INTERNET

iVillage

women.com

gURL.com

parent soup®

ParentsPlace.com

astrology.com

Lamaze.com

substance

COUNTRY LIVING
35 best home projects
Town&Country
House Beautiful
DECORATING AMERICA
REDBOOK
COSMOPOLITAN
10 SEX TRICKS
Celeb Couple Body Language
marie claire
875 SIMPLE SUMMER LOOKS

PUBLISHING

Lamaze PARENTS
birth
BabySteps
ABCs for New Parents

BROADCAST

NEWBORN
CHANNEL
CIVITAS

EVENTS

BWN business women's NETWORK

"Best online publisher in women's, family and health category"

~ Media Magazine, February 2004 Issue

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the Commission, using a shelf registration process. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We encourage you to carefully review the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the information under the heading “Risk Factors” in this prospectus supplement. We have not authorized anyone to provide you with information that is different.

NOTICE TO INVESTORS

We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

In this prospectus supplement, “iVillage,” “we,” “our” and “us” refer to iVillage Inc. and its consolidated subsidiaries.

TRADEMARKS AND TRADE NAMES

iVillage®, iVillage.com®, gURL.com®, Deal With It®, Newborn Channel®, Parent Soup®, ParentsPlace.com®, WebStakes.com®, iVillage Consulting®, iVillage Solutions® and iVillageAccess® are registered trademarks of iVillage Inc. The stylized iVillage logo, “the Internet for Women”, Astrology.com, Substance.com, Baby Steps, Public Affairs Group, Inc., Business Women’s Network, Business Women’s Network Government, Diversity Best Practices, Best Practices In Corporate Communications and Promotions.com are trademarks of iVillage Inc. All other brand names, trademarks or service marks referred to in this prospectus supplement are the property of their owners.

i

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PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all the information about iVillage that may be important to you. You should read the more detailed information and consolidated financial statements and related notes that are incorporated by reference and are considered to be a part of this prospectus supplement.

OUR BUSINESS

We are the leading Internet-based content source for women in the U.S. Our Internet content is delivered through the iVillage Network, a portfolio of Web sites focused on key women’s content areas, including Beauty, Diet and Fitness, Work, Money, Health, Parenting, Entertainment, Home and Garden, Relationships and Astrology. We seek to enrich the lives of women, teenage girls and parents through our offerings of unique content, community applications, tools and interactive features. We also develop and sell innovative online advertising sponsorships that enable marketers to reach the iVillage audience. Our Web sites are consistently recognized as leading online offerings for females in the U.S. At March 31, 2004, iVillage.com had approximately 12 million registered members.

The Internet is an important and rapidly growing medium that marketers are increasingly using to reach target audiences. As the Internet offers more targeted reach and accountability to marketers than traditional offline media, they are increasing their online advertising spending. In October 2003, Forrester Research, Inc. projected that online marketing spending in the U.S. will grow from approximately $7.0 billion in 2003 to approximately $13.8 billion in 2007. Advertisers and their agencies utilize online advertising to appeal to specific demographic groups online, including women. We believe the Internet is an established medium for reaching women, who, according to the most recent survey of Harris Interactive Inc., represented 51% of the total U.S. online population for the last quarter of 2003. Additionally, Starcom Media Vest Group reported 46.9% of women surveyed indicated increased time on the Internet in 2003.

We believe that our online properties represent some of the most recognized brands and trusted sources of women’s content online, resulting in a unique relationship with our user community. Our Internet-based content covers over 2,000 topics encompassing numerous channels and 1,550 message boards. According to comScore Media Metrix’s May 2004 results:

•	iVillage is the number one “women’s community site” and the number three “community site” overall on the Web; and

•
the iVillage Network is the 20th most visited Internet destination in the U.S., with more than 17 million unique monthly visitors reaching 11.2% of the total U.S. online population, and 15.4% of U.S. women aged 18+ online.

We believe we are an industry leader in developing innovative sponsorships including targeted behavioral advertising, full screen arrival advertisements and streaming video content. We attract a broad base of top national advertisers across multiple sectors including pharmaceuticals, automotive, entertainment, retail, consumer products and financial services. These advertisers include General Mills, Inc., Hormel Foods Corporation, L’Oréal, Paramount Pictures Corporation, Unilever PLC and Wyeth. We also have relationships that we leverage to increase our brand awareness and further drive site traffic with Microsoft Corporation’s MSN, Google, Inc., Yahoo! Inc. and Hearst Communications, Inc. and its affiliates, which we hereinafter refer to as Hearst. In addition, our Promotions.com, Inc. business offers online and offline promotions and direct marketing programs for advertisers.

Our Internet properties are complemented by our offline women’s targeted media properties, including The Newborn Channel, Lamaze Publishing Company, Business Women’s

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Network, or BWN, and Diversity Best Practices, or DBP. These businesses are operated by the iVillage Parenting Network, or IVPN, and the Public Affairs Group, or PAG.

IVPN provides publications and magazines, television programming, videos and online properties to expectant and new parents. IVPN reaches expectant mothers and new parents in the United States through the following offerings:

•	Lamaze Publishing Company: English and Spanish language pre-natal magazines and videos, including Lamaze Parents, Lamaze Para Padres, Lamaze You and Your Baby and Lamaze Magazine onserts;

•	The Newborn Channel: In-hospital TV Network available in over 1,000 hospitals nationwide;

•	Baby Steps Magazine: In-hospital magazine with a circulation of approximately 3 million in 2003; and

•	Custom Publishing: Publisher of custom magazines for retail customers.

PAG, which consists primarily of BWN, DBP and Best Practices in Corporate Communications, offers women-centered and diversity-focused events and publications to subscribing companies. PAG offers fee-based benefits and services to subscribing companies and members. Offerings include books and publications, consulting and networking services and sponsored special events.

We were incorporated in the state of Delaware on June 9, 1995. Our executive offices are located at 500 Seventh Avenue, New York, New York 10018, and our telephone number is (212) 600-6000.

For more information about iVillage, you should read the information described in the section of this prospectus supplement entitled “Where You Can Find More Information,” including our consolidated financial statements and related notes.

RECENT DEVELOPMENTS

Hearst Memorandum of Understanding

In May 2004, we entered into a non-binding memorandum of understanding with Hearst to amend and extend until June 2007 our magazine content license and hosting agreement.

Under the proposed terms of the extension, Hearst would pay us approximately $12.5 million over three years for hosting and production services related to the following Hearst magazine Web sites, all of which will continue to be incorporated into the iVillage Network: Cosmopolitan, Country Living, Good Housekeeping, Redbook, House Beautiful, Marie Claire and Town & Country. Hearst would pay us a production service fee of $4.0 million during the first year of the renewed agreement which would increase by approximately $0.2 million in each subsequent year, reflecting an expanded scope of services and an increase in fees of more than 35% when compared to the amount of such fees received in fiscal year 2003.

We would continue to receive a commission on sales of Hearst magazine subscriptions generated through links from the iVillage Network. The new commission rates contain a performance component that can allow the rates to increase to almost double the current fixed rate. Although the term of the proposed extension is three years, if magazine subscription sales do not reach a certain threshold in the second year, we would not be entitled to subscription commissions during the final year.

Advertising inventory on the Hearst magazine Web sites would continue to be sold by us. Hearst would continue to receive a revenue share from us on a percentage of the advertising sales appearing on the magazine Web sites. The guaranteed minimum paid to Hearst on this revenue share would be reduced from the levels in the current agreement and the commission

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percentages would no longer be fixed and would vary based on performance from the current agreement’s percentage down to zero. The minimum guarantee and percentage share would be based on the level of net paid subscription sales generated on the iVillage Network and through other distribution opportunities.

We would no longer be required to offer Hearst, and Hearst would no longer be obligated to purchase, advertising on the iVillage Network. Currently, we are required to allocate advertising space to Hearst at the lowest available rates. Under the proposed extension, we would be able to sell this space to any advertiser at negotiated rates.

The extension of our existing magazine content license and hosting agreement with Hearst, as provided in the memorandum of understanding, is subject to the negotiation and execution of a definitive extension agreement. If we do not enter into a definitive agreement with Hearst, the existing agreement could be terminated by either party with 90 days prior notice. We cannot assure that the existing agreement will be renewed on the terms specified in the memorandum of understanding, or at all.

Chief Financial Officer

On June 14, 2004, we announced that Steven A. Elkes has been appointed to the position of Chief Financial Officer. Mr. Elkes joined us in 1996. He currently serves as Executive Vice President, Operations and Business Affairs, a position he will continue to hold. This appointment followed the resignation of Scott Levine on June 13, 2004, who left to pursue another employment opportunity.

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SUMMARY RECENT RESULTS

The following table sets forth summary recent results for iVillage for the three months ended March 31, 2004, and 2003, and certain balance sheet data for iVillage at March 31, 2004 and December 31, 2003. The table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 14, 2004, and in our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004, and in each case incorporated by reference in this prospectus supplement. Operating results for the three months ended March 31, 2004, are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2004.

	Three months ended March 31,

	2004	2003

	(in thousands, except per share amounts) (unaudited)
Statement of Operations Data:
Revenues	$15,507	$12,592
Operating expenses	16,608	18,855
Loss from operations	(1,101)	(6,263)
Net loss	(864)	(6,136)
Basic and diluted net loss per share	$(0.01)	$(0.11)
Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	58,443	55,534

	March 31, 2004	December 31, 2003

	(in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$16,365	$15,823
Current assets less current liabilities	14,168	13,080
Total assets	71,130	72,528
Total long-term debt	—	—
Total liabilities	14,357	15,581
Total stockholders’ equity	56,773	56,947
Total liabilities and stockholders’ equity	71,130	72,528

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THE OFFERING

Common Stock Offered by iVillage	8,928,974

Common Stock Offered by the Selling Stockholders	571,026

Total Outstanding Shares Beneficially Owned by Selling Stockholders before this Offering	4,768,793(1)

Total Outstanding Shares Beneficially Owned by Selling Stockholders after this Offering	4,197,767(2)

Common Stock to be Outstanding after this Offering	68,233,352(3)

Use of Proceeds	We intend to use the net proceeds from this offering for general working capital and corporate purposes. We also may use a portion of the net proceeds to acquire or invest in businesses, services or products which are most likely to be media-based or otherwise complementary to our existing product and service offerings.

Dividend Policy	We currently anticipate that all future earnings will be retained by us to support our growth strategy. Accordingly, we do not anticipate paying cash dividends on our stock for the foreseeable future.

Nasdaq National Market Symbol	“IVIL”

(1)	Includes options to purchase 3,927,636 shares of common stock.
(2)	Includes options to purchase 3,800,410 shares of common stock.
(3)
The number of shares of our common stock outstanding after the offering is based on 59,177,152 shares outstanding as of June 10, 2004 and 127,226 shares to be issued upon the exercise of options by the selling stockholders. This number does not include:

•	9,280,216 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans;
•	1,212,116 shares of common stock reserved and available for future issuance under our stock option plans;
•	56,441 shares of common stock reserved for issuance to former stockholders of Women.com Networks, Inc., or Women.com, in exchange for cancellation of their Women.com stock certificates;
•	1,953 shares of common stock reserved for issuance to former stockholders of Promotions.com, Inc., or Promotions.com, in exchange for cancellation of their Promotions.com stock certificates;
•	5,282 shares issuable upon exercise of outstanding common stock purchase warrants; and
•	1,003,446 shares of stock classified as treasury stock.
The information contained in this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

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RISK FACTORS

We operate in an environment that involves a number of risks and uncertainties. Before you invest in our common stock, you should carefully read and consider the risk factors described below in this section and the risks described in the documents incorporated by reference in this prospectus supplement and any accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business, operating results and financial position could be harmed. This could cause the trading price of our stock to decline, and you could lose all or part of your investment.

Risks of Our Business

We have a history of net losses on a quarterly and annual basis and a history of negative cash flows, and we may have further continuing losses from operations.

We have incurred significant net losses on an annual basis in each year of our operations, have a history of negative cash flows and may continue to incur net losses for the foreseeable future. We incurred net losses of approximately $0.9 million for the three months ended March 31, 2004, $27.1 million for the year ended December 31, 2003, and $33.9 million for the year ended December 31, 2002. As of March 30, 2004, we had an accumulated deficit of approximately $494.7 million.

We cannot assure you that we will be able to achieve, sustain or increase net income on a quarterly or annual basis. If our revenues grow slower than we anticipate, or if our operating expenses exceed expectations or cannot be adjusted accordingly, we will continue to suffer substantial losses.

Our quarterly and annual revenues and operating results are not indicative of future performance, are difficult to forecast and have been and are likely to continue to fluctuate.

We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. This makes it difficult to forecast with certainty quarterly and annual revenues and results of operations. In addition, our operating results are likely to fluctuate significantly from fiscal quarter to quarter and year to year as a result of several factors, many of which are outside our control, and any of which could materially harm our business. Some of these factors include:

•	fluctuations in the demand for advertising or electronic commerce	•	fluctuations in marketing expenses and technology infrastructure costs
•	the unpredictability of our success in new revenue and cost reduction initiatives	•	changes in the level of traffic on our network of Web sites
•	the timing of custom publications or magazines based upon customers’ advertising and marketing initiatives	•	bankruptcies or other payment defaults of companies that are a source of revenues
•	volatility in the media market

Our revenues for the foreseeable future will remain primarily dependent on user traffic levels and advertising activity on our Web sites and, as a result, are difficult to forecast. In addition, the time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor may be lengthy, especially for

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larger, higher rate contracts, and is subject to delays over which we have little or no control, including:

•	advertisers’ and sponsors’ budgetary constraints	•	advertisers’ and sponsors’ internal reviews
•	the possibility of cancellation or delays of projects by advertisers or sponsors	•	the success and continued internal support of advertisers’ and sponsors’ own development efforts

We may be unable to adjust spending quickly enough to offset any unexpected reduction in revenues in a particular fiscal quarter or year, which may materially and adversely affect our results of operations.

We have a small number of major customers and the loss of any number of these customers or a material reduction in business we receive from any of these customers could adversely affect our business, financial condition and results of operations.

We anticipate that our results of operations in any given period will continue to depend to a significant extent on revenues from a small number of customers. As a result, the loss of even a small number of our largest customers or a material reduction in the business we receive from any of these customers at any one time would significantly reduce our revenue, which would adversely affect our business, financial condition and results of operations, unless we are able to enter into contracts to replace lost revenues.

Our five largest customers accounted for approximately 37% of total revenues for the three months ended March 31, 2004, and 27% of total revenues for the year ended December 31, 2003. Wal-Mart Stores, Inc. and its affiliates accounted for approximately 15% and Hearst accounted for approximately 12% of total revenue for the three months ended March 31, 2004. In 2003, Hearst accounted for approximately 11% of total revenues. No other single customer accounted for more than 10% of our total revenues for the three months ended March 31, 2004, or for the year ended December 31, 2003. At March 31, 2004, Hearst accounted for approximately 29% of the net accounts receivable, compared to 20% of net accounts receivable for the year ended December 31, 2003. Because our largest customers have varied over time in the past, we anticipate that they will continue to do so in the future. The significance of revenues from any one of our customers can vary on a quarter to quarter basis as a result of the number and timing of such customers’ advertising and marketing initiatives and the mix of products and services such customers purchase from us.

If we are unable to turn our memorandum of understanding with Hearst into a definitive agreement renewing our amended and restated magazine and content license agreement and either party terminates the current agreement, our business, financial condition and results of operations could be materially adversely affected.

Our amended and restated magazine and content license agreement with Hearst can be terminated by either party with 90 days prior notice. We have signed a non-binding memorandum of understanding with Hearst containing proposed terms for renewal of this agreement. However, we cannot assure that this contract will be renewed on the terms specified in the memorandum of understanding, or at all. The revenue and net income guidance provided by management contemplates our ability to enter into a definitive agreement with Hearst on terms substantially similar to those contained in the memorandum of understanding. If we are unable to reach agreement on a renewal of the contract and if either party then terminates the agreement, our business, financial condition and results of operations could be materially adversely affected.

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Restrictions on our ability to enter into sponsorship, advertising or other business relationships with Hearst’s competitors may adversely affect our business.

Our amended and restated magazine content license and hosting agreement with Hearst restricts, and any renewal of that agreement is expected to restrict on similar terms, our ability to enter into relationships with competitors of Hearst. These restrictions may prevent us from expanding our network and enhancing our content and the visibility of our brand, and may cause us to forego potential advertising revenues from competitors of Hearst. Specifically, the agreement provides that we may not, without Hearst’s consent:

•	enter into any agreement to include in our network any Web sites for magazines that compete with Hearst magazines	•	display on our Web pages the brands, logos, trademarks or proprietary content of both Hearst and a Hearst competitor
•	display on the Hearst magazine Web sites any advertising or other promotional materials from magazines that compete with Hearst magazines

Our principal investors’ investments in our competitors may result in conflicts of interest that could harm our business.

Our principal investors, such as Hearst, Rho Capital Partners, Inc. and America Online, Inc., a subsidiary of Time Warner Inc., or Time Warner, may have conflicts of interest by virtue of their own businesses, as in the case of Time Warner and Hearst, or investments in other companies that may compete with us. These investments may result in a conflict of interest for our principal investors or result in the diversion of attractive business opportunities from our principal investors to other companies. We are unable to determine all of the competing investments held by these principal investors. In addition, we do not have the ability to constrain the investment activity of any of our principal investors and therefore we cannot predict the extent of any future investments in businesses that are competitive with us.

Our business is highly dependent upon user traffic.

Our business is inherently dependent upon high user traffic levels. The rates we charge to advertisers and sponsors and the number of products and services we sell are directly related to the number of users visiting iVillage’s Web sites. User traffic from certain Web sites that are non-proprietary to iVillage are generally included in the reported information regarding our network of Web sites. These properties include the Hearst magazine Web sites and other parties who have agreed by contract to have traffic from their Web sites incorporated within our network. The number of users visiting our Web sites may decline. In addition, Hearst or other third parties may discontinue allowing us to include their Web sites as part of our network for traffic reporting purposes. Any decline in user traffic levels may cause our revenues to decrease and could have a material adverse affect on our business, financial condition and results of operations.

Our business will be materially adversely affected if we cannot maintain the popularity of our Web site offerings among Internet users.

We will be successful only if a critical mass of Internet users, especially women, continue to view our Web sites as popular destinations on the Internet. It is difficult to predict the rate at which users will sample our offerings and the extent to which they will become members and/or return users. At any time, users of our services might revert to other offerings. We cannot assure you that widespread use and acceptance of our offerings will occur. If we cannot maintain the popularity of our offerings among Internet users, our business, results of operations and financial condition will be materially adversely affected.

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There is intense competition among media companies focused on women, and this competition could result in price reductions, reduced margins or loss of market share.

Increased competition could result in advertising and sponsorship price reductions, reduced margins or loss of market share, any of which could adversely affect our business, financial condition and results of operations. There are a large number of Web sites competing for the attention and spending of members, users and advertisers. Our Web sites compete for members, users and advertisers with the following types of companies:

•	Web search and retrieval and other online service companies, commonly referred to as portals, such as Time Warner’s AOL service, Microsoft Corporation’s MSN service and Yahoo! Inc.	•	online services or Web sites targeted at women, such as lifetime.com
•	cable networks targeting women, such as Oxygen Media, Inc., Women’s Entertainment Network and Lifetime Television	•	publishers and distributors of traditional media, such as television, radio and print
		•	e-commerce companies such as Amazon.com, Inc.

Lamaze Publishing’s magazines directly compete with publishers of pre- and post-natal publications such as Gruner and Jahr, Primedia and Time Inc. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing’s magazines and a decline in Lamaze Publishing’s advertising rates, which could adversely affect our business, financial condition and results of operations.

If we fail to attract and retain key personnel, our business would be materially adversely affected.

Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Douglas W. McCormick, our Chairman of the Board and Chief Executive Officer. Mr. McCormick’s current employment agreement expires in May 2005. The loss of the services of Mr. McCormick would likely harm our business. We currently do not maintain “key person” life insurance for any of our senior management.

We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our financial condition and relatively low common stock price. As a result, we have in the past and may in the future incur increased salary and benefit costs. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, and our ability to develop and execute on our business strategies, will be materially harmed.

We rely on third parties to provide reliable software, systems and related services.

We depend on various third parties for software, systems and related services, including SAAVIS Communications Corporation, or SAAVIS, Verio, Inc., or Verio, Google, Inc., DoubleClick, Inc., Tacoda Systems, Inc. and Prospero Technologies LLC. If for any reason one or more of these service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our product and service offerings to our advertisers, sponsors and users could be severely impaired. We would have to identify and qualify substitute service providers, which could be time consuming and difficult and could result in unforeseen operational difficulties. Although we are confident that alternative service providers are available, we cannot assure that we will

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be able to obtain such services on as favorable terms as we currently receive or in a timely manner.

We rely on third parties to adequately measure the demographics of our user base.

It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web sites. We depend on third parties to provide many of these measurement services and to do so accurately and reliably. If these third parties are unable or unwilling to provide these services to us in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business until these services are replaced. Companies may choose not to advertise on our Web sites or may pay us less for our sponsorship or advertising if they perceive our demographic measurements as not reliable.

We are subject to legal proceedings that could result in liability and adversely affect our business.

From time to time, we have been, and expect to continue to be, subject to legal proceedings that individually, or in the aggregate, could adversely affect our business.

•
A Belgian court issued a judgment in January 2003 against Women.com, relating to alleged copyright infringements, in the amount of approximately 850,000 Euros or approximately U.S. $1.0 million based on the Euro exchange rate as of June 10, 2004. The continuing defense of this action could involve significant legal expense, diversion of management attention and, ultimately, we may be required to pay the judgment awarded by the Belgian court.

•
Several plaintiffs have filed class action lawsuits in federal court against us, several of our former executives, and our underwriters in connection with our March 1999 initial public offering. A similar class action lawsuit was filed against Women.com, several of our former executives and Women.com’s underwriters in connection with Women.com’s October 1999 initial public offering. In June 2003, the parties agreed in principle to settle the matter, along with similar lawsuits against other issuers. If the proposed settlement is ultimately not approved by the courts, even if these claims are not meritorious, defending against them could require the expenditure of significant financial and managerial resources, which could harm our business.

Our operation of IVPN poses a number of risks that could materially adversely affect our business strategy.

There are a number of risks in operating IVPN related to Lamaze Publishing, Baby Steps magazine and The Newborn Channel, including a Spanish audio overlay, and the Wellness Channel, all of which we refer to as the Channels, which are all primarily non-Internet businesses, including:

•	the competitiveness of the media, television and publishing industries	•	our ability to continue to commercialize and protect the Lamaze mark
•	our ability to maintain and market the Lamaze.com Web site	•	demand for our custom publications and controlled circulation magazines
•	our ability to sell advertising and sponsorships on IVPN’s magazines, videos, the Channels and our Web sites	•	our ability to identify and predict trends in a timely manner that may impact consumer tastes in baby- and health-related information on IVPN’s Channels

Our failure to perform the functions required for the operation of IVPN in an efficient and timely manner could result in a disruption of IVPN’s operations that could result in a loss of revenues and have a material adverse effect on our business strategy.

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Our business could be adversely affected if transmission of the Channels were interrupted.

There is a risk that the satellite or the in-hospital delivery system which transmits the Channels may malfunction, which would result in an interruption of broadcasts. Extreme adverse weather conditions or third parties could damage or disable receivers and transmitters on the ground hindering transmission of the Channels’ signal. This satellite is scheduled to go offline in 2005. Upon the expiration of the contract or in the event of an unforeseen earlier interruption of service, we would need to either negotiate a new contract, find another satellite provider and/or invest in alternative technology to distribute the service. If any of these events occur, there may be a period of time before transmission of all or some of the Channels could resume. Any interruption in our ability to transmit the Channels could jeopardize our viewer base and negatively impact our revenues related to the Channels.

We may not be able to expand our business through acquisitions and joint ventures and, even if we are successful, our operations may be materially adversely affected as a result of an acquisition or joint venture.

Our business strategy includes growth through business combinations, acquisitions and joint ventures. Our business could be materially adversely affected if we are unable to implement this business strategy. Our ability to implement this business strategy depends in large part on our ability to compete successfully with other entities for acquisition candidates and joint venture partners. Factors affecting our ability to compete successfully in this regard include:

•	our financial condition relative to the financial condition of our competitors	•	our ability to obtain additional financing from investors
•	the attractiveness of our common stock as potential consideration for entering into these types of transactions as compared to the common stock of other entities competing for these opportunities	•	our available cash, which in turn depends upon our results of operations and the cash demands of our business

Many of the entities with which we compete for acquisition candidates and joint venture partners have greater financial resources than we do. In addition, our ability to make acquisitions using our stock has been materially adversely affected by the overall decline in the trading price of our common stock over the last several years.

If, despite these factors, we are successful in entering into additional business combinations, acquisitions and joint ventures, our business, financial condition and results of operations could be materially adversely affected if we are unable to integrate the operations of the acquired companies or joint ventures. Our ability to integrate the operations of the acquired companies or joint ventures will depend, in part, on our ability to overcome or address:

•	the difficulties of assimilating the operations and personnel of the acquired companies and the potential disruption of our ongoing business	•	the need to incorporate successfully the acquired or shared technology or content and rights into our products, services and media properties
•	the difficulties of establishing a new joint venture, including the need to attract and retain qualified personnel and the need to attract customers and advertisers	•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel
•	the difficulties of maintaining uniform standards, controls, procedures and policies

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In addition, completing acquisitions could require use of a significant amount of our available cash. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any of these issuances could be dilutive to existing and future stockholders. Acquisitions and investments may also have negative effects on our reported results of operations due to acquisition-related charges, amortization of acquired technology and other intangibles, and/or actual or potential liabilities, known and unknown, associated with the acquired businesses or joint ventures. Any of these acquisition-related risks or costs could materially adversely affect our business, financial condition and results of operations.

If we fail to maintain effective internal financial and managerial systems, controls and procedures, our results of operations may be materially adversely affected.

In the past, we have sought cost reductions through increased managerial efficiencies and expense reduction initiatives, including targeted staff reductions. These reductions in workforce placed a significant strain on our managerial staff, financial controls and operational resources as our employees have assumed greater responsibilities and learned to manage their increased workload with reduced resources. We continue to evaluate our operational and financial systems and our managerial controls and procedures to determine what additional changes, if any, might help us to manage our current operations better. We face the risk that our systems, procedures and controls might not be adequate to support our operations or to maintain accountability for our assets. Any such failure could have a material adverse effect on our business, financial condition and results of operations.

If we account for employee stock options using the fair value method, we could have significant and ongoing accounting charges.

There has been ongoing public debate about whether stock options granted to employees should be treated as a compensation expense and, if so, how to properly value such charges. On March 31, 2004, the Financial Accounting Standards Board (FASB) issued an Exposure Draft, Share-Based Payment: an amendment of FASB statements No. 123 and 95, which would require a company to recognize, as an expense, the fair value of stock options and other stock- based compensation to employees beginning in 2005 and subsequent reporting periods. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have significant and ongoing accounting charges, which could result in increased net losses.

Risks Related to Our Industry

The operating performance of computer systems and Web servers is critical to our business and reputation.

Any system failure, including network, software or hardware failure, due to a computer virus or otherwise, that causes an interruption in our Internet offerings could result in reduced traffic on our Web sites and reduced revenues for our business. Substantially all of our communications hardware and some of our other computer hardware operations are located at SAAVIS’ facilities in New Jersey and Verio’s facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. We do not presently have any secondary “off-site” systems or a formal disaster recovery plan.

Our Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems, such as those historically experienced by several leading Web sites. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due

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to system failures unrelated to our systems. If we experience outages or degraded service, user satisfaction would decrease, we would likely lose advertising revenue and our reputation and brands could be permanently harmed.

Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. In addition, we cannot assure you that SAAVIS, which purchased the assets of Cable and Wireless Plc and Exodus Communications, Inc., both of which had filed for bankruptcy protection, and Verio will be able to provide sufficient services for us or that we would be able to engage satisfactory alternative service providers.

If the Internet fails to gain further acceptance as a medium for advertising, we would have slower revenue growth than expected and would incur greater than expected losses.

We compete with traditional advertising media, including television, radio and print, along with other high-traffic Web sites, for sponsorships and advertising expenditures. Although there are currently several standards to measure the effectiveness of Internet advertising, the industry has had difficulty convincing potential advertisers that Internet advertising is a significant advertising medium. Advertisers and advertising agencies that have historically relied on traditional forms of advertising may be reluctant or slow to adopt online advertising. In addition, advertisers and advertising agencies that use the Internet as an advertising medium may find online advertising to be less effective for promoting their products and services than traditional advertising media. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may also be reluctant to reallocate their resources to online advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user’s computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising. If the market for online advertising fails to develop or develops more slowly than we expect, or if we are unable to adapt to new forms of Internet advertising, we would have slower than expected revenue growth and would incur greater than expected losses, and our business, results of operations and financial condition could be materially adversely affected.

Web-based business models are still evolving and make it difficult to predict our long-term revenues.

A decrease in revenues relating to changes in Internet advertising pricing models or our inability to convert users to purchasers of our products and services could materially adversely affect our business, results of operations and financial condition. Different pricing models are used to sell advertising on the Internet, including models based on the number of impressions delivered, the number of click-throughs by users and the number of key words to which an advertisement is linked. It is difficult to predict which, if any, of the models will emerge as the industry standard. This uncertainty makes it difficult to project our long-term advertising rates and revenues.

Furthermore, consumer reluctance to subscribe to or pay for Internet content may limit our ability to supplement Internet advertising as our most significant source of revenue in the foreseeable future. Inability to supplement our advertising revenues could limit our growth and adversely affect our business.

We may be unable to respond to the rapid technological change in our industry.

Our product and service offerings compete in a market characterized by rapidly changing technologies, frequent innovations and evolving industry standards. A growing number of individuals access the Internet through devices other than personal computers, such as cell phones, personal digital assistants or television set-top devices. The low resolution,

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functionality and memory currently associated with some of these alternative devices might prevent or impede users from accessing our graphics-rich Web sites. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our offerings. We could incur substantial costs to modify our services or infrastructure to adapt to the changing technology environment.

Possible infringement by third parties of our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. Any infringement or misappropriation by third parties could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we have invested resources in acquiring domain names for existing and potential future use. We cannot guarantee that we will be entitled to use these domain names under applicable trademark and similar laws or that other desired domain names will be available.

New privacy and data security laws may require changes in our practices, and there is a potential for enforcement actions due to noncompliance.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. There is a trend toward more burdensome regulations and stiffer penalties, all of which could negatively impact our business. There is also a trend toward giving consumers greater information regarding control over how their personal data is used, and requiring notification where unauthorized access to such data occurs.

In particular, several jurisdictions, including foreign countries, have recently proposed and/or adopted privacy-related laws that restrict or prohibit unsolicited email solicitations, commonly known as “spamming,” and that impose significant monetary and other penalties for violations. These laws may increase concern on the part of advertisers regarding advertising in our email newsletters, and advertisers may seek to impose indemnity obligations on us in an attempt to mitigate any liability under these laws. Moreover, Internet service providers may increasingly block legitimate marketing emails in an effort to comply with these laws.

One such law, the CAN-SPAM Act of 2003, or CAN-SPAM, became effective in the United States on January 1, 2004. CAN-SPAM imposes complex and often burdensome requirements in connection with the sending of commercial email. The language of CAN-SPAM contains ambiguities, and CAN-SPAM has yet to be interpreted by the courts. Depending on how it is interpreted, CAN-SPAM may impose burdens on our email marketing practices, on joint marketing initiatives that we undertake with our business partners, and on features of our services. CAN-SPAM also requires the Federal Trade Commission to report to Congress regarding the advisability of a federal “Do-Not-E-Mail Registry.” If the registry is created, it could have a detrimental effect on our ability to continue our email marketing practices as well as advertisers’ willingness to participate in email marketing.

In addition to impacting our business through decreased collection and use of user data, the enactment of privacy and data security laws may increase our legal compliance costs. While we believe that we comply with currently applicable laws, as such laws proliferate there may be uncertainty regarding their application or interpretation, and there is increased risk of noncompliance. Even if a claim of noncompliance against us does not ultimately result in

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liability, investigating a claim may present a significant cost. Future legislation may also require changes in our data collection practices, which may be expensive to implement, and may further increase the risk of noncompliance.

Data security laws are becoming more stringent in the United States and abroad. Third parties are engaging in increased cyber-attacks against companies doing business on the Internet, and individuals are increasingly subjected to identity and credit card theft on the Internet. Although we use what we consider to be industry standard security measures, there is a risk that we may fail to prevent such activities and that users or others may assert claims against us. In addition, the Federal Trade Commission and state consumer protection authorities have brought a number of enforcement actions against U.S. companies for alleged deficiencies in those companies’ data security practices, and they may continue to bring such actions. Enforcement actions, which may or may not be based upon actual cyber attacks or other breaches in such companies’ data security, present an ongoing risk of liability to us, could result in a loss of users and could damage our reputation.

We may face potential liability, loss of users and damage to our reputation for violation of privacy practices.

Our privacy policy prohibits the sale or disclosure to any third party of any member’s personal identifying information. Growing public concern about privacy and the collection, distribution and use of information about individuals may subject us to increased regulatory scrutiny and/or litigation. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we are accused of violating the stated terms of our privacy policy, we may face a loss of users and damage to our reputation and be forced to expend significant amounts of financial and managerial resources to defend against these accusations and we may face potential liability.

We may be liable if third parties misappropriate our users’ personal information.

Third parties may be able to hack into or otherwise compromise our network security or otherwise misappropriate our users’ personal information or credit card information. If our network security is compromised, we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. Consumer protection privacy regulations could impair our ability to obtain information about our users, which could result in decreased advertising revenues.

We ask our members and users to “opt-in” to receive special offers and other direct marketing opportunities from us, our advertisers and partners. Our network also requests and obtains personal data from users who register to become members of the network. Registration as a member is required in order for users to have full access to the services offered by our network. Personal data gathered from members is used to personalize or tailor content to them and is provided, on an aggregate basis, to advertisers to assist them in targeting their advertising campaigns to particular demographic groups. Current or prospective advertisers evaluate our ability to provide user data to support targeted advertising. Privacy concerns may cause users to resist providing personal data, however. If we become unable to collect personal data from a sufficient number of our users, we may lose significant advertising revenues.

Changes in public acceptance of email marketing, and the perception of security and privacy concerns, may indirectly inhibit market acceptance of our use of personal data. Our failure to implement industry-standard Platform for Privacy Preferences protocols could discourage users from using our Web sites, products and services and from providing their personal data to us. In addition, pending and recently enacted legislative or regulatory

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requirements that businesses notify Internet users that their data may be used by marketing entities to direct product promotion and advertising to the user may heighten these concerns.

Our network also uses “cookies” to track user behavior and preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user’s hard drive, possibly without the user’s knowledge, but is generally removable by the user. Information gathered from cookies is used by us to tailor content to users of our network and may also be provided to advertisers on an aggregate basis. In addition, advertisers may themselves use cookies to track user behavior and preferences. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, it may become more difficult for us to tailor content to our users, making our network less attractive to users. Similarly, the unavailability of cookies may restrict the use of targeted advertising, making our network less attractive to advertisers and causing us to lose significant advertising revenues.

We may face potential products liability claims based upon our iVillageSolutions products.

As with other retailers, distributors and manufacturers of products that are ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our iVillageSolutions products results in injury or death. We may be subjected to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. Insurance may not be adequate to cover any liabilities and may not continue to be available at a reasonable cost.

Our business could be affected by future terrorist attacks or acts of war.

The terrorist attacks in the United States in recent years disrupted global commerce. The continued threat of future terrorist attacks in the United States, and particularly in New York City where our headquarters are located, acts of war involving the United States, or any response of the United States government to any future terrorist actions or acts of war, may cause future significant disruptions in commerce throughout the world. The proximity of our headquarters to certain possible targets in New York City could, in the event of war or future terrorist attacks, result in damage to or destruction of our headquarters as well as the permanent or temporary loss of key personnel. We have not developed a disaster recovery plan and we cannot assure that our insurance coverage would adequately reimburse us for any damages suffered as a result of a terrorist attack or act of war.

Risks Related to Our Common Stock

As of June 10, 2004, Hearst owned approximately 31% of our outstanding common stock and had three representatives on our board of directors. As a result, Hearst is able to significantly influence our corporate direction and policies.

Hearst’s board representation and stock ownership allows Hearst to significantly influence our corporate direction and policies, including any mergers, acquisitions, consolidations, strategic relationships or sales of assets. Hearst’s board representation and stock ownership may also discourage or prevent transactions involving an actual or potential change of control, including transactions in which our stockholders would otherwise receive a premium for their shares.

As of June 10, 2004, Hearst owned approximately 31% of our outstanding common stock. Pursuant to an amended and restated stockholder agreement we entered into with Hearst on June 20, 2001, we appointed three Hearst representatives to our board of directors, with one Hearst designee appointed to each class of director. The amended and restated stockholder agreement provides that the number of Hearst representatives is subject to reduction if

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Hearst’s ownership of our common stock falls below certain threshold levels. There is also a Hearst representative on our nominating and compensation committees.

Although Hearst is required to vote all shares that it holds in excess of 25% (subject to adjustment) of our outstanding voting securities in accordance with the recommendation of our board of directors, Hearst may effectively control certain stockholder actions, including approving changes to our certificate of incorporation or by-laws and adopting or changing equity incentive plans. Hearst’s effective control over stockholder actions may also determine the outcome of any merger, consolidation, sale of all or substantially all of our assets or other form of change of control that we might consider. In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time compete with, or otherwise diverge from, our interests, particularly with respect to new business opportunities and future acquisitions.

Market fluctuations or volatility could cause the trading price of our common stock to decline and limit our ability to raise capital.

The stock market in general and the market for stocks of Internet-based companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. The trading price of the securities of Internet companies has been highly volatile and is likely to remain so in the future. We believe that in the past similar levels of volatility have contributed to the decline in the trading price of our common stock, and may do so again in the future. Trading volumes of our common stock can increase dramatically, resulting in a volatile trading price for our common stock. In addition, the trading price of our common stock could decline significantly as a result of sales of a substantial number of shares of our common stock, or the perception that significant sales could occur. In the past, securities class action litigation has been brought against companies that experienced volatility in the trading price of their securities. Market fluctuations in the price of our common stock could also adversely affect our ability to sell equity securities at a price we deem appropriate.

If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet’s relatively low barriers to entry. Our sales cycle is also unpredictable and sales to advertisers or sponsors forecast in a particular period may be delayed or may not otherwise occur based upon the timing of our customers’ own marketing initiatives. As a result, and because of the other risks and uncertainties noted in this prospectus supplement, our actual results might not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely decrease.

Our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of equity securities will dilute the ownership of our existing stockholders. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

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Future sales of our stock could affect our share price.

If our stockholders sell substantial amounts of our common stock, including shares sold by directors or officers and shares issued upon the exercise of outstanding options or in connection with acquisitions, the trading price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the documents listed below in the section entitled “Where You Can Find More Information,” contain “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words or phrases “can be,” “expects,” “may affect,” “anticipates,” “may depend,” “believes,” “estimates,” “plans,” “projects” and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on our behalf is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond our control. In addition to the risks discussed above in the section entitled “Risk Factors” and in our other public filings, press releases and statements by our management, factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include:

•	the volatile and competitive nature of the Internet industry and media industry;

•	changes in domestic and foreign economic, political and market conditions;

•	the effect of federal, state and foreign regulation on our business;

•	the impact of recent and future acquisitions and joint ventures by us on our business and financial condition;

•	our ability to establish and maintain relationships with advertisers, sponsors and other third-party providers and partners;

•	our ability to maintain or increase user traffic levels;

•	the loss of one or more of our major customers; and

•	the impact of pending litigation on our business, results of operations and financial condition.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. Neither we nor the selling stockholders undertake any obligation to publicly update any forward-looking statements to reflect circumstances or events after the date of this prospectus supplement or the accompanying prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Commission after the date of this prospectus supplement.

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USE OF PROCEEDS

We expect to use the estimated net proceeds to us of $                 from the sale of our common stock for general working capital and corporate purposes. We also may use a portion of the net proceeds to acquire or invest in businesses, services or products which are most likely to be media-based or otherwise complementary to our existing product and service offerings. As of the date of this prospectus supplement, we are not a party to any contract, commitment or letter of intent with respect to any such acquisition or investment. Pending use of the net proceeds, we may invest them in interest-bearing, investment-grade securities.

We will not directly receive any proceeds from the sale of common stock by the selling stockholders. However, because a number of the shares being offered by the selling stockholders will be issued upon the exercise of currently outstanding stock options, the selling stockholders will pay us an aggregate of $147,167 as the option exercise price for the options that they exercise with respect to such shares. We intend to also use the option exercise funds for the aforementioned purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our stock. We currently anticipate that all future earnings will be retained by us to support our growth strategy. Accordingly, we do not anticipate paying cash dividends on our stock for the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, contractual restrictions and general business conditions.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004, on a historical basis and as adjusted to give effect to:

•	our sale of 8,928,974 shares of common stock at an offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•	our receipt of $147,167 in proceeds from the exercise of stock options exercised by certain of the selling stockholders in connection with this offering.

The table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 14, 2004, and in our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004, and in each case incorporated by reference in this prospectus supplement.

	As of March 31, 2004

	Actual	As Adjusted

	(in thousands)
Cash and cash equivalents	$16,365	$

Long-term debt	$—		$—

Stockholders’ equity:
Preferred stock, par value $0.01:
5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—		—
Common stock, par value $0.01:
200,000,000 shares authorized; 59,872,283 issued and 58,868,837 shares outstanding at March 31, 2004; shares issued and 68,233,352 shares outstanding as adjusted	599
Additional paid-in capital	551,441
Treasury stock at cost (1,003,446 shares)	(430)		(430)
Stockholders’ notes receivable	(127)		(127)
Accumulated deficit	(494,710)		(494,710)

Total stockholders’ equity	56,773

Total capitalization	$56,773	$

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2004, there were 58,868,837 shares of common stock outstanding and no shares of preferred stock outstanding.

Each holder of shares of our common stock is entitled to one vote per share with respect to all matters to be voted on by the stockholders and there are no cumulative voting rights. Holders of shares of our common stock have no preemptive rights to purchase or subscribe for our securities, and the shares of our common stock are not convertible or subject to redemption by us. Subject to preferences that may be applicable to any preferred shares outstanding at the time, holders of shares of common stock are entitled to dividends that may be declared by our board of directors from time to time out of funds legally available for the payment of dividends. In the event of our liquidation, holders of shares of our common stock

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would share pro rata in any assets that remain after payment of debts and satisfaction of any liquidation preference on any of our outstanding preferred shares.

Continental Stock Transfer & Trust Company is the registrar and transfer agent for our shares of common stock.

DILUTION

If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less goodwill, net, intangible assets, net and total liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value at March 31, 2004, was approximately $23.4 million, or $0.40 per share of common stock then outstanding. After giving effect to the sale of 8,928,974 shares of common stock in this offering at the fixed price of $    per share and our receipt of the net proceeds from the sale of those shares, and the issuance of 127,226 shares of our common stock upon the exercise of options by the selling stockholders and our receipt of the net proceeds from the exercise of those options, our adjusted net tangible book value at March 31, 2004, would be        million, or $    per share. This represents an immediate increase in pro forma net tangible book value of $    per share to existing shareholders and an immediate and substantial dilution of $    per share to new investors. The following table illustrates this per share dilution:

Fixed price per share		$

Net tangible book value per share at March 31, 2004	$0.40
Increase in net tangible book value per share attributable to new investors
Increase in net tangible book value per share attributable to the exercise of options by the selling stockholders	*

Net tangible book value per share after this offering

Dilution per share to new investors		$

*	Represents less than $0.01 per share.

After giving effect to the issuance of 127,226 shares of our common stock upon the exercise of options by the selling stockholders, these calculations exclude, as of March 31, 2004:

•
9,668,851 shares of common stock issuable upon exercise of options outstanding, of which 6,236,446 shares were exercisable, under our 1995 Amended and Restated Employee Stock Option Plan, 1997 Amended and Restated Acquisition Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan, 1999 Acquisition Stock Option Plan, 1999 Director Option Plan, Amended and Restated 1999 Non-Qualified Stock Option Plan, 1999 Employee Stock Purchase Plan and Amended 2001 Non-Qualified Stock Option Plan;

•	1,158,432 shares available for grant under our stock option plans;

•	60,514 shares of common stock reserved for issuance to former stockholders of Women.com in exchange for cancellation of their Women.com stock certificates;

•	1,953 shares of common stock reserved for issuance to former stockholders of Promotion.com in exchange for cancellation of their Promotions.com stock certificates;

•	5,282 shares issuable upon exercise of outstanding common stock purchase warrants; and

•	1,003,446 shares of stock classified as treasury stock.

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SELLING STOCKHOLDERS

The following table sets forth information provided by the selling stockholders regarding the common stock owned by the selling stockholders as of June 10, 2004. As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from June 10, 2004, through the exercise of any option. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 59,177,152 shares of common stock outstanding as of June 10, 2004. This number does not include:

•	9,407,442 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans;

•	1,212,116 shares of common stock reserved and available for future issuance under our stock option plans;

•	56,441 shares of common stock reserved for issuance to former stockholders of Women.com in exchange for cancellation of their Women.com stock certificates;

•	1,953 shares of common stock reserved for issuance to former stockholders of Promotions.com in exchange for cancellation of their Promotions.com stock certificates; and

•	5,282 shares issuable upon exercise of outstanding common stock purchase warrants; and

•	1,003,446 shares of stock classified as treasury stock.

To our knowledge, except as set forth in the footnotes to this table, the selling stockholders have sole voting and investment power with respect to the shares set forth opposite their respective names. The table assumes no exercise of the underwriters’ overallotment option.

Although our stockholders Rho Capital Partners, Inc., or Rho, and Habib Kairouz are included as selling stockholders in the accompanying prospectus, they decided not to participate in this offering. Rho also waived its registration rights with respect to this registered offering and the related registration statement. In addition, our former chief financial officer, Scott Levine, who was included as a selling stockholder in the accompanying prospectus, is no longer included in this offering. As a result, we have included in this offering shares held by three of our officers, Messrs. Caccappolo and Naylor and Ms. Gould, as set forth in the table that follows.

Messrs. Elkes, Caccappolo, Naylor and Healy and Ms. Gould have each entered into an agreement with us and our underwriters in which they have agreed to exercise a sufficient number of stock options in order to cover the number of shares of common stock being offered by each of them.

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	Shares Beneficially Owned Prior to the Offering			Number of Shares		Shares Beneficially Owned After the Offering		Total Shares Owned and Subject to Options, Fully- Diluted, After the Offering (2)
Name and Relationship (1)	Number		Percent	Offered		Number	Percent	Number	Percent

Douglas W. McCormick	3,537,998	(3)	5.7%	403,800		3,134,198	4.4%	3,634,199	5.1%
Chairman and Chief Executive Officer

Steven A. Elkes	364,411	(4)	*	45,895	(5)	318,516	*	413,048	*
Chief Financial Officer, Executive Vice President, Operations and Business Affairs and Secretary

Jane Tollinger	349,062	(6)	*	40,000		309,062	*	400,000	*
Executive Vice President, Operations and Strategy

Richard Caccappolo	230,465	(7)	*	30,781	(8)	199,684	*	277,029	*
Senior Vice President, iVillage Consulting

Kellie Gould	187,169	(9)	*	26,467	(10)	160,702	*	238,202	*
Senior Vice President and Editor-in-Chief

Peter R. Naylor	37,500	(11)	*	12,000	(12)	25,500	*	108,000	*
Senior Vice President, Sales

John T. Healy	62,188	(13)	*	12,083	(14)	50,105	*	108,749	*
Director

*	Less than one percent of our outstanding common stock.
(1)	The address for each listed selling stockholder is c/o iVillage Inc., 500 Seventh Avenue, New York, New York 10018.
(2)
The number column indicates the number of shares owned after the offering by each listed stockholder assuming the exercise of all options, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days.

(3)
Includes options to purchase 3,044,998 shares of common stock exercisable within 60 days from June 10, 2004. Also includes 3,000 shares of common stock beneficially owned by Mr. McCormick’s wife as to which Mr. McCormick disclaims beneficial ownership.

(4)	Includes options to purchase 346,719 shares of common stock exercisable within 60 days from June 10, 2004.
(5)	All 45,895 shares of common stock will be purchased pursuant to exercise of outstanding stock options.
(6)	Includes options to purchase 249,062 shares of common stock exercisable within 60 days from June 10, 2004.
(7)	Includes options to purchase 213,905 shares of common stock exercisable within 60 days from June 10, 2004.
(8)	All 30,781 shares of common stock will be purchased pursuant to exercise of outstanding stock options.
(9)	Consists of options to purchase 187,169 shares of common stock exercisable within 60 days from June 10, 2004.
(10)	All 26,467 shares of common stock will be purchased pursuant to exercise of outstanding stock options.
(11)	Consists of options to purchase 37,500 shares of common stock exercisable within 60 days from June 10, 2004.
(12)	All 12,000 shares of common stock will be purchased pursuant to exercise of outstanding stock options.
(13)	Consists of options to purchase 62,188 shares of common stock exercisable within 60 days from June 10, 2004.
(14)	All 12,083 shares of common stock will be purchased pursuant to exercise of outstanding options.

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UNDERWRITING

We and the selling stockholders will enter into an underwriting agreement with the underwriters named below, for whom Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, we and the selling stockholders will agree to sell to the underwriters, and each underwriter will severally agree to purchase from us and the selling stockholders, the number of shares of common stock set forth in the table below.

Underwriter	Number of Shares

Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Jefferies & Company, Inc.
Merriman Curhan Ford & Co.
Avondale Partners, LLC

Total

If the underwriters sell more shares than the above number, the underwriters will have a 30-day option to buy up to an additional 906,058 shares from us and 518,942 shares from the selling stockholders at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The underwriting agreement will provide that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters will be obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

The underwriters propose to offer the shares of common stock at the public offering price on the cover page of this prospectus supplement. In connection with the sale of the shares of common stock offered hereby, the underwriters will be deemed to have received compensation in the form of underwriting discounts.

We will bear the expenses of the offering which are estimated to be $                .

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,425,000 shares:

	Per Share		Total

	No Exercise	Full Exercise	No Exercise	Full Exercise

Discounts and commissions paid by us	$	$	$	$
Discounts and commissions paid by selling stockholders

We and the selling stockholders will agree to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in that respect.

We, the selling stockholders, Hearst and our executive officers and directors, except for Habib Kairouz, have agreed, subject to certain limited exceptions, not to, without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock or other capital stock or

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any securities convertible into or exercisable or exchangeable for our common stock or other capital stock or enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequences of ownership of any of our common stock or other capital stock, whether any such swap or transaction described above is to be settled by delivery of our common stock or other capital stock or other securities, in cash or otherwise, for a period of 90 days after the date of the final prospectus supplement. This 90-day lock-up period will automatically extend to up to 108 days from the closing date of the offering of our common stock under certain circumstances.

The underwriters have advised us that they may make short sales of our common stock in connection with this offering. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offer. The underwriters must close out any such short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of our common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of common stock. Purchases to cover short positions and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the representatives of this offering and may be made available on web sites maintained by other underwriters. Other than this prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission. We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to shares of common stock we and the selling stockholders are offering under this prospectus supplement and the accompanying prospectus. As permitted by the Commission, this prospectus supplement does not contain all of the information in the registration statement, the accompanying prospectus and the exhibits to the registration statement. For further information about iVillage and the common stock we and the selling stockholders are offering under this prospectus supplement, we refer you to the accompanying prospectus and the registration statement, including its exhibits. You may read and copy the registration statement, as well as our reports, proxy

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statements and other information, at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a Web site at www.sec.gov that contains reports, proxy and information statements, and other information that we have filed electronically with the Commission.

The Commission allows us to “incorporate by reference” the information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 14, 2004;

•	our current report on Form 8-K, filed with the Commission on June 14, 2004; and

•
the description of our common stock contained in our registration statement on Form 8-A/A filed with the Commission on April 12, 2004, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the Commission automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus.

Documents incorporated by reference, excluding exhibits, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from iVillage Inc., 500 Seventh Avenue, New York, New York 10018, Attention: Investor Relations Department, or by calling (212) 600-6000 and asking for our Investor Relations Department.

LEGAL MATTERS

The validity of the common stock offered under this prospectus supplement will be passed on for us and the selling stockholders by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 4,408 shares of our common stock. Certain legal matters will be passed upon for the underwriters by O’Melveny & Myers LLP, New York, New York and Los Angeles, California.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

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PROSPECTUS

$125,000,000
AND 1,635,110 SHARES
COMMON STOCK

We may sell from time to time shares of the common stock offered by this prospectus at prices and on terms to be determined at or prior to the time of the offering. We will describe the specific terms and amounts of the common stock offered in a prospectus supplement that will accompany this prospectus.

This prospectus also relates to the resale of 1,635,110 shares of our common stock that are either presently outstanding or that are issuable upon the exercise of options that the selling stockholders named in this prospectus may offer from time to time. We will identify the number of shares of common stock offered by a selling stockholder that were issued upon the exercise of options in a prospectus supplement to accompany this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will offer or sell their shares.

You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We or the selling stockholders may sell the securities or we may distribute them through underwriters or dealers. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “IVIL.” On April 13, 2004, the closing sale price of our common stock as quoted on the Nasdaq National Market was $8.59 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” that begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2004.

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In this prospectus, “iVillage,” “we,” “our” and “us” refer to iVillage Inc. and its consolidated subsidiaries.

iVillage®, iVillage.com®, gURL.com®, Deal With It®, Newborn Channel®, Parent Soup®, ParentsPlace.com®, WebStakes.com®, iVillage Consulting®, iVillage Solutions®, and iVillageAccess® are registered trademarks of iVillage Inc. The stylized iVillage logo, “the Internet for Women”, Astrology.com, Substance.com, Baby Steps, Public Affairs Group, Inc., Business Women’s Network, Business Women’s Network Government, Diversity Best Practices, Best Practices In Corporate Communications, and Promotions.com are trademarks of iVillage Inc. All other brand names, trademarks or service marks referred to in this prospectus are the property of their owners.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the Commission, using the Commission’s shelf registration process. Under this shelf registration process, we may sell, from time to time, in one or more offerings, any combination of the common stock described in this prospectus in an amount that does not exceed $125,000,000, in the aggregate, and the selling stockholders named in this prospectus may offer and sell up to 1,635,110 shares of our common stock. Each time we or the selling stockholders offer the common stock, a prospectus supplement will be provided that will contain specific information about the terms of the offering, including the amount and price of the common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, any prospectus supplement relating to a particular offering may be updated or supplemented. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information about us to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

i

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iVILLAGE INC.

This summary does not contain all the information about iVillage that may be important to you. You should read the more detailed information and consolidated financial statements and related notes that are incorporated by reference and are considered to be a part of this prospectus.

iVillage is “the Internet for women” and consists of several online and offline media-based properties including the iVillage.com Web site, or iVillage.com, Women.com Networks, Inc., operator of the Women.com Web site, or Women.com, the gURL.com Web site, or gURL.com, Knowledgeweb, Inc., operator of the Astrology.com Web site, or Astrology.com, Cooperative Beauty Ventures, LLC, operator of the Substance.com Web site, or Substance.com, iVillage Parenting Network, Inc., or IVPN, Public Affairs Group, Inc., or PAG, Promotions.com, Inc., or Promotions.com, iVillage Consulting and iVillageSolutions. Following is a synopsis of our operational activities and those of our subsidiaries and divisions:

Subsidiary or Division	Operational Activity

iVillage.com	An online destination providing practical solutions on a range of topics and everyday support for women 18 years of age and over.
Women.com	An online destination providing content focused on fun, games, entertainment and style for women 18 years of age and over.
gURL.com	An online destination catering to teenage girls that offers advice, games and interactive content to girls 13 years of age and older.
Astrology.com	An online destination for individuals seeking daily horoscopes, astrological content and personalized forecasts online.
Substance.com	An online destination offering interactive beauty content and personal care products information.
IVPN	A holding company for iVillage Integrated Properties, Inc., or IVIP, the operator of The Newborn Channel and Lamaze Publishing Company, or Lamaze Publishing, publisher of Lamaze Parents, which collectively provide informational and instructional magazines, custom publications, television programming, videos and online properties of interest to expectant and new parents.
PAG	Comprised of three divisions: Business Women’s Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering an extensive database of pertinent information and events to subscribing companies and members, and relevant publications.
Promotions.com	Comprised of two divisions: Promotions.com and Webstakes.com, which offer online and offline promotions and direct marketing programs that are integrated with customers’ marketing initiatives.
iVillage Consulting	Assists companies in the creation and development of Web sites, digital commerce platforms and other aspects of technological infrastructures, primarily for Hearst Communications, Inc. and its affiliates, or Hearst, a related party.
iVillageSolutions	Our consumer products offerings including an iVillage-branded book series and vitamin and nutraceutical supplement line.

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We organize our online network to address multiple topics of high importance to females at different age levels, and we seek to enrich their lives through our offerings of unique content, community applications, tools and interactive features. We facilitate use across our content areas by providing a similar look and feel within each area and across our network in general, resulting in consistent and strongly branded Web sites. Membership to iVillage.com is free and provides features such as message boards and other community tools.

We believe we are an industry leader in developing innovative sponsorships that match the desire of marketers to reach women and parents with the needs of iVillage.com users to obtain relevant information, products and services. We leverage our online brand awareness by offering books, videos, and other consumer products and services under the iVillage, gURL.com, Lamaze and Business Women’s Network brands.

We were incorporated in the state of Delaware on June 8, 1995. Our executive offices are located at 500 Seventh Avenue, New York, New York 10018, and our telephone number is (212) 600-6000. In this prospectus, references to iVillage include our subsidiaries.

For more information about iVillage, you should read the information described in the section of this prospectus entitled “Where You Can Find More Information,” including our consolidated financial statements and related notes.

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RISK FACTORS

We operate in an environment that involves a number of risks and uncertainties. Before you invest in our common stock, you should carefully read and consider the risk factors described below in this section and the risks described in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business, operating results and financial position could be harmed. This could cause the trading price of our stock to decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have an extremely limited history of net income on a quarterly basis and a history of losses on an annual basis, and may have further continuing losses.

We have incurred significant operating losses on an annual basis in each year of our operations and may continue to incur operating losses for the foreseeable future. We incurred net losses of approximately $27.1 million in 2003, $33.9 million in 2002 and $48.5 million in 2001. As of December 31, 2003, we had an accumulated deficit of approximately $493.8 million.

Although we achieved net income for the first time in the fourth quarter of 2003, we cannot assure you that we will be able to sustain or increase net income on a quarterly or annual basis. If our revenues grow slower than we anticipate, or if our operating expenses exceed expectations or cannot be adjusted accordingly, we will continue to suffer substantial losses.

Our quarterly and annual revenues and operating results are not indicative of future performance, are difficult to forecast and have been and are likely to continue to fluctuate.

We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as reliable indicators of future performance. This makes it difficult to forecast with certainty quarterly and annual revenues and results of operations. In addition, our operating results are likely to fluctuate significantly from fiscal quarter to quarter, and year to year, as a result of several factors, many of which are outside our control, and any of which could materially harm our business. Some of these factors include:

•	fluctuations in the demand for advertising or electronic commerce	•	fluctuations in marketing expenses and technology infrastructure costs
•	the unpredictability of our success in new revenue and cost reduction initiatives	•	changes in the level of traffic on our network of Web sites
•	bankruptcies or other payment defaults of companies that are a source of revenues	•	volatility in the media market

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Our revenues for the foreseeable future will remain primarily dependent on user traffic levels and advertising activity on our Web sites and, as a result, are difficult to forecast. In addition, the time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor may be lengthy, especially for larger, higher rate contracts, and is subject to delays over which we have little or no control, including:

•	advertisers’ and sponsors’ budgetary constraints	•	advertisers’ and sponsors’ internal reviews
•	the possibility of cancellation or delays of projects by advertisers or sponsors	•	the success and continued internal support of advertisers’ and sponsors’ own development efforts

We may be unable to adjust spending quickly enough to offset any unexpected reduction in revenues in a particular fiscal quarter or year, which may materially and adversely affect our results of operations.

We have a small number of major customers and the loss of any number of these customers could adversely affect our business, financial condition and results of operations.

We anticipate that our results of operations in any given period will continue to depend to a significant extent on revenues from a small number of customers. As a result, the loss of even a small number of our largest customers at any one time would significantly reduce our revenue, which would adversely affect our business, financial condition and results of operations.

Our five largest customers accounted for approximately 27% of total revenues in 2003, 38% of total revenues in 2002 and 37% of total revenues in 2001, and:

•	in 2003, Hearst, a related party, accounted for approximately 11% of total revenues;

•
in 2002, The Procter and Gamble Company, or Procter and Gamble, accounted for approximately 11%, of total revenues, Hearst for approximately 11% and Unilever, PLC and its affiliates, or Unilever, for approximately 10%; and

•	in 2001, Unilever accounted for approximately 12% of total revenues.

At December 31, 2003, Hearst accounted for approximately 20% of our net accounts receivable and, at December 31, 2002, Procter and Gamble accounted for approximately 26% of our net accounts receivable.

Our contract with Procter & Gamble expired in June 2003, our contract with Hearst expires in June 2004, and our most recent contract with Unilever, signed in October 2003, expires in December 2004. Although Procter & Gamble continues to advertise with us and we have recently commenced discussions with Hearst, we cannot, however, assure whether our contracts with our major customers will be renewed upon terms at least as favorable as existing agreements, or at all. Because our largest customers have varied over time in the past, we anticipate that they will continue to do so in the future.

Our business is highly dependent upon user traffic.

Our business is inherently dependent upon high user traffic levels. The rates we charge to advertisers and sponsors and the number of products and services we sell are directly related to the number of users to iVillage’s Web sites. User traffic from certain Web sites that are non-proprietary to iVillage are sometimes included in the reported information regarding our network of Web sites. These properties include the Hearst magazine Web sites and other parties who have agreed by contract to have traffic from their Web sites incorporated within our network. The number of users visiting our Web sites may decline. In addition, Hearst or

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other third parties may discontinue allowing us to include their Web sites as part of our network for traffic reporting purposes. Any decline in user traffic levels may cause our revenues to decrease and could have a material adverse affect on our business, financial condition and results of operations.

Our business will be harmed if we cannot maintain the popularity of our Web site offerings among Internet users.

We will be successful only if a critical mass of Internet users, especially among women, continue to view our Web sites as popular destinations on the Internet. It is difficult to predict the rate at which users will sample our offerings and the extent to which they will become members and/or return users. Even in the case of repeat users, it is difficult to know whether they return to our Web sites because they are satisfied with our offerings or because they are dissatisfied with the alternatives. At any time, users of our services might revert to other offerings. We cannot assure you that widespread use and acceptance of our offerings will occur. If we cannot maintain the popularity of our offerings among Internet users, our business, results of operations and financial condition will be adversely affected.

We rely on third parties to provide reliable software, systems and related services.

We depend on various third parties for software, systems and related services, including SAAVIS Communications Corporation, or SAAVIS, Verio, Inc., or Verio, Google, Inc., or Google, DoubleClick, Inc., Tacoda Systems, Inc. and Prospero Technologies LLC. If for any reason one or more of these service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our product and service offerings to our advertisers, sponsors and users could be severely impaired. We would have to identify and qualify substitute service providers, which could be time consuming and difficult and could result in unforeseen operational difficulties. Although we are confident that alternative service providers are available, we cannot assure that we will be able to obtain such services on as favorable terms as we currently receive or in a timely manner.

We rely on third parties to adequately measure the demographics of our user base.

It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web sites. We depend on third parties to provide many of these measurement services and to do so accurately and reliably. If these third parties are unable or unwilling to provide these services to us in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business until these services are replaced. Companies may choose not to advertise on our Web sites or may pay us less for our sponsorship or advertising if they perceive our demographic measurements as not reliable.

Our operation of IVPN poses a number of risks that could materially adversely affect our business strategy.

There are a number of risks in operating IVPN related to Lamaze Publishing, Baby Steps magazine and The Newborn Channel, The Newborn Channel-Spanish, which is currently offered as an audio overlay to The Newborn Channel, and the Wellness Channel, all three of which we refer to as the Channels, which are all primarily non-Internet businesses, including:

•	the competitiveness of the media, television and publishing industries	•	our ability to continue to commercialize and protect the Lamaze mark
•	our ability to maintain and market the LAMAZE.COM Web site	•	our ability to sell advertising and sponsorships on our Web sites

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•	our ability to sell advertising and sponsorships on IVPN’s magazines, videos and the Channels	•	our ability to identify and predict trends in a timely manner that may impact consumer tastes in baby-related information on IVPN’s and parenting-related Channels and health-related information on The Wellness Channel

Our failure to perform the functions required for the operation of IVPN in an efficient and timely manner could result in a disruption of IVPN’s operations that could result is a loss of revenues and have a material adverse effect on our business strategy.

Our business would be harmed if transmission of the Channels were interrupted.

There is a risk that the satellite or the in-hospital delivery system which transmit the Channels may malfunction, which would result in an interruption of broadcasts. Extreme adverse weather conditions or third parties could damage or disable receivers and transmitters on the ground hindering transmission of the Channels’ signal. In either of these events occur, there may be a period of time before transmission of all or some of the Channels could resume. Any interruption in our ability to transmit the Channels could jeopardize our viewer base which could negatively impact our revenues related to the Channels.

Our principal investors’ investments in our competitors may result in conflicts of interest that could harm our business.

Our principal investors, such as Hearst, Rho Capital Partners, Inc. and Time Warner Inc., or Time Warner, may have conflicts of interests by virtue of their own businesses, as in the case of Time Warner and Hearst, or investments in other companies that may compete with us. These investments may result in a conflict of interest for our principal investors or result in the diversion of attractive business opportunities from our principal investors to other companies. We are unable to determine all of the competing investments held by these principal investors. In addition, we do not have the ability to constrain the investment activity of any of our principal investors and therefore cannot predict the extent of any future investments in businesses that are competitive with us.

Restrictions on our ability to enter into sponsorship, advertising or other business relationships with Hearst’s competitors may adversely affect our business.

Our amended and restated magazine content license and hosting agreement with Hearst restricts our ability to enter into relationships with competitors of Hearst and those restrictions may prevent us from expanding our network and enhancing our content and the visibility of our brand, and may cause us to forego potential advertising revenues from competitors of Hearst. Specifically, the agreement provides that we may not, without Hearst’s consent:

•	enter into any agreement to include in our network any Web sites for magazines that compete with Hearst magazines	•	display on our Web page the brands, logos, trademarks or proprietary content of both Hearst and a Hearst competitor
•	display on the Hearst magazine Web sites any advertising or other promotional materials from magazines that compete with Hearst magazines

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We may not be able to expand our business through acquisitions and joint ventures and, even if we are successful, our operations may be adversely affected as a result of an acquisition or joint venture.

Our business strategy includes growth through business combinations, acquisitions and joint ventures. Our business could be harmed if we are unable to implement this business strategy. Our ability to implement this business strategy depends in large part on our ability to compete successfully with other entities for acquisition candidates and joint venture partners. Factors affecting our ability to compete successfully in this regard include:

•	our financial condition relative to the financial condition of our competitors	•	our ability to obtain additional financing from investors
•	the attractiveness of our common stock as potential consideration for entering into these types of transactions as compared to the common stock of other entities competing for these opportunities	•	our available cash, which in turn depends upon our results of operations and the cash demands of our business

Many of the entities with which we compete for acquisition candidates and joint venture partners have greater financial resources than we do. In addition, our ability to make acquisitions using our stock has been materially adversely affected by the overall decline in the market price of our common stock over the last several years.

If, despite these factors, we are successful in entering into additional business combinations, acquisitions and joint ventures, our business, financial condition and results of operations could be materially and adversely affected if we are unable to integrate the operations of the acquired companies or joint ventures. Our ability to integrate the operations of the acquired companies or joint ventures will depend, in part, on our ability to overcome or address:

•	the difficulties of assimilating the operations and personnel of the acquired companies and the potential disruption of our ongoing business	•	the need to incorporate successfully the acquired or shared technology or content and rights into our products, services and media properties
•	the difficulties of establishing a new joint venture, including the need to attract and retain qualified personnel and the need to attract customers and advertisers	•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel or reduction of personnel
•	the difficulties of maintaining uniform standards, controls, procedures and policies

In addition, completing acquisitions could require use of a significant amount of our available cash. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any of these issuances could be dilutive to existing and future stockholders. Acquisitions and investments may also have negative effects on our reported results of operations due to acquisition-related charges, amortization of acquired technology and other intangibles, and/or actual or potential liabilities, known and unknown, associated with the acquired businesses or joint ventures. Any of these acquisition-related risks or costs could adversely affect our business, financial condition and results of operations.

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If we fail to maintain effective internal financial and managerial systems, controls and procedures, our results of operations may be harmed.

In the past, we have sought cost reductions through increased managerial efficiencies and expense reduction initiatives, including targeted staff reductions. These reductions in workforce placed a significant strain on our managerial staff, financial controls and operational resources as our employees have assumed greater responsibilities and learned to manage their increased workload with reduced resources. We continue to evaluate our operational and financial systems and our managerial controls and procedures to determine what additional changes, if any, might help us to manage our current operations better. We face the risk that our systems, procedures and controls might not be adequate to support our operations or to maintain accountability for our assets. Any such failure could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Industry

The operating performance of computer systems and Web servers is critical to our business and reputation.

Any system failure, including network, software or hardware failure, due to a computer virus or otherwise, that causes an interruption in our Internet offerings could result in reduced traffic on our Web sites and reduced revenues for our business. Substantially all of our communications hardware and some of our other computer hardware operations are located at SAAVIS’ facilities in New Jersey and Verio’s facilities in California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. We do not presently have any secondary “off-site” systems or a formal disaster recovery plan.

Our Web sites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems, such as those historically experienced by several leading Web sites. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. If we experience outages or degraded service, user satisfaction would decrease, we would likely lose advertising revenue and our reputation and brands could be permanently harmed.

Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. In addition, we cannot assure you that SAAVIS, which purchased the assets of Cable and Wireless Plc and Exodus Communications, Inc., both of which had filed for bankruptcy protection, and Verio will be able to provide sufficient services for us or that we would be able to engage satisfactory alternative service providers.

There is intense competition among media companies focused on women, and this competition could result in price reductions, reduced margins or loss of market share.

Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business, financial condition and results of operations. There are a large number of Web sites competing for the attention and spending of members, users and advertisers. Our Web sites compete for members, users and advertisers with the following types of companies:

•	online services or Web sites targeted at women, such as oxygen.com and lifetime.com	•	publishers and distributors of traditional media, such as television, radio and print

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•	cable networks targeting women, such as Oxygen Media, Inc., Women’s Entertainment Network and Lifetime Television	•	e-commerce and companies such as Amazon.com, Inc.
•	Web search and retrieval and other online service companies, commonly referred to as portals, such as Time Warner’s AOL service, Microsoft Corporation’s MSN service and Yahoo! Inc.

Lamaze Publishing’s magazines directly compete with publishers of pre- and post-natal publications such as Gruner and Jahr, Primedia and Time Inc. These publishers have substantially greater marketing, research and financial resources than Lamaze Publishing. Increased competition may result in less advertising in Lamaze Publishing’s magazines and a decline in Lamaze Publishing’s advertising rates, which could adversely affect our business, financial condition and results of operations.

If the Internet fails to gain further acceptance as a medium for advertising, we would have slower revenue growth than expected and would incur greater than expected losses.

We compete with traditional advertising media, including television, radio and print, along with other high-traffic Web sites, for sponsorships and advertising expenditures. Although there are currently several standards to measure the effectiveness of Internet advertising, the industry has had difficulty convincing potential advertisers that Internet advertising is a significant advertising medium. Advertisers and advertising agencies that have historically relied on traditional forms of advertising may be reluctant or slow to adopt online advertising. In addition, advertisers and advertising agencies that use the Internet as an advertising medium may find online advertising to be less effective for promoting their products and services than traditional advertising media. Advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may also be reluctant to reallocate their resources to online advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user’s computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising. If the market for online advertising fails to develop or develops more slowly than we expect, or if we are unable to adapt to new forms of Internet advertising, we would have slower than expected revenue growth and would incur greater than expected losses, and our business, results of operations and financial condition would be adversely affected.

Web-based business models are still evolving.

A decrease in revenues relating to changes in Internet advertising pricing models or our inability to convert users to purchasers of our products and services could materially and adversely affect our business, results of operations and financial condition. Different pricing models are used to sell advertising on the Internet, including models based on the number of impressions delivered, numbers of click-throughs by users or number of key words to which an advertisement is linked. It is difficult to predict which, if any, of the models will emerge as the industry standard. This uncertainty makes it difficult to project our long-term advertising rates and revenues.

Furthermore, consumer reluctance to subscribe to or pay for Internet content may limit our ability to supplement Internet advertising as our most significant source of revenue in the foreseeable future. Inability to supplement our advertising revenues could limit our growth and adversely affect our business.

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We may be unable to respond to the rapid technological change in our industry.

Our product and service offerings compete in a market characterized by rapidly changing technologies, frequent innovations and evolving industry standards. For example:

•
Due to the increased speeds of alternative Internet services connections, such as broadband services like DSL and cable technologies, the demand for such alternatives and the associated streaming and rich-media content has rapidly increased. As a result, the demand for dial-up Internet connections, like those offered by iVillageAccess, has decreased; and

•
A growing number of individuals access the Internet through devices other than personal computers, such as cell phones, personal digital assistants, or television set-top devices. The low resolution, functionality and memory currently associated with some of these alternative devices might prevent or impede users from accessing our graphics-rich Web sites.

Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our offerings. We could incur substantial costs to modify our services or infrastructure to adapt to the changing technology environment. Notably, we continue to offer iVillage Access as a dial-up internet service offering, while the current industry and consumer trend is to migrate to a broadband service. Our failure to react to such technological change could contribute to a failure to obtain market share or the migration of current users to alternate service providers.

If we fail to attract and retain key personnel, our business would be materially adversely affected.

Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Douglas W. McCormick, our Chairman of the Board and Chief Executive Officer. Mr. McCormick’s current employment agreement expires in May 2005. The loss of the services of Mr. McCormick would likely harm our business. We currently do not maintain “key person” life insurance for any of our senior management.

We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our financial condition and relatively low common stock price. As a result, we have in the past and may in the future incur increased salary and benefit costs. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, and our ability to develop and execute on our business strategies, will be materially harmed.

We are subject to legal proceedings that could result in liability and damage to our business.

From time to time, we have been, and expect to continue to be, subject to legal proceedings that individually, or in the aggregate, could harm our business.

•
A Belgian court issued a judgment against Women.com, relating to alleged copyright infringements, in the amount of approximately 850,000 Euros (approximately U.S. $1,026,460 based on the Euro exchange rate as of April 12, 2004) in January 2003. The continuing defense of this action could involve significant legal expense, diversion of management attention and, ultimately, we may be required to pay the judgment awarded by the Belgian court.

•	Several plaintiffs have filed class action lawsuits in federal court against us, several of our former executives, and our underwriters in connection with our March 1999 initial

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public offering. A similar class action lawsuit was filed against Women.com, several of our former executives and Women.com’s underwriters in connection with Women.com’s October 1999 initial public offering. In June 2003, the parties agreed in principle to settle the matter, along with similar lawsuits against more than 300 other issuers. If the proposed settlement is ultimately not approved by the courts, even if these claims are not meritorious, defending against them could require the expenditure of significant financial and managerial resources, which could harm our business.

Possible infringement by third parties of our intellectual property rights could harm our business.

We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Enforcing our intellectual property rights could entail significant expense and could prove difficult or impossible. Any infringement or misappropriation by third parties could have a material adverse effect on our future financial results. Furthermore, we has invested resources in acquiring domain names for existing and potential future use. We cannot guarantee that we will be entitled to use these domain names under applicable trademark and similar laws or that other desired domain names will be available.

Government regulation could add additional costs to doing business in the vitamin, mineral and supplement industry.

The manufacturing, processing, formulating, packaging, labeling and advertising of the iVillageSolutions products are subject to regulation by federal agencies, including the Federal Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities may also be regulated by various agencies of the states, localities and foreign countries to which iVillageSolutions products may be distributed. We cannot:

•	assure that existing laws and regulations have been properly interpreted and applied to the iVillageSolutions products;

•	predict the nature of any future laws, regulations, interpretations or applications; or

•	determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on the manufacture, sale and distribution of iVillageSolutions products.

Changes in current laws or regulations may require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, expanded documentation of the properties of certain products, or expanded or different labeling. Regulatory compliance could limit the market for iVillageSolutions products, resulting in potential reductions in revenues or, if we fail to properly comply, potential legal liability.

We may face potential products liability based upon our iVillageSolutions products.

As with other retailers, distributors and manufacturers of products that are ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury or death. We may be subjected to various product liability claims, including, among others, that our products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. Insurance may not be adequate to cover any liabilities and may not continue to be available at a reasonable cost.

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New privacy and data security laws may require changes in our practices, and there is a potential for enforcement actions due to noncompliance.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. There is a trend toward more burdensome regulations and stiffer penalties, all of which could negatively impact our business. There is also a trend toward giving consumers greater information regarding control over how their personal data is used, and requiring notification where unauthorized access to such data occurs.

In particular, several jurisdictions, including foreign countries, have recently proposed and/or adopted privacy-related laws that restrict or prohibit unsolicited e-mail solicitations, commonly known as “spamming,” and that impose significant monetary and other penalties for violations. These laws may increase concern on the part of advertisers regarding advertising in our email newsletters, and advertisers may seek to impose indemnity obligations on us in an attempt to mitigate any liability under these laws. Moreover, Internet service providers may increasingly block legitimate marketing emails in an effort to comply with these laws.

One such law, the CAN-SPAM Act of 2003, or CAN-SPAM, became effective in the United States on January 1, 2004. CAN-SPAM imposes complex and often burdensome requirements in connection with the sending of commercial email. The language of CAN-SPAM contains ambiguities, and CAN-SPAM has yet to be interpreted by the courts. Depending on how it is interpreted, CAN-SPAM may impose burdens on our email marketing practices, on joint marketing initiatives that we undertake with our business partners, and on features of our services. CAN-SPAM also requires the Federal Trade Commission to report to Congress regarding the advisability of a federal “Do-Not-E-Mail Registry.” If the registry is created, it could have a detrimental affect on our ability to continue our email marketing practices as well as advertisers’ willingness to participate in email marketing.

In addition to impacting our business through decreased collection and use of user data, the enactment of privacy and data security laws may increase our legal compliance costs. While we believe that we comply with currently applicable laws, as such laws proliferate there may be uncertainty regarding their application or interpretation, and there is increased risk of noncompliance. Even if a claim of noncompliance against us does not ultimately result in liability, investigating a claim may present a significant cost. Future legislation may also require changes in our data collection practices, which may be expensive to implement, and may further increase the risk of noncompliance.

Data security laws are becoming more stringent in the United States and abroad. Third parties are engaging in increased cyber-attacks against companies doing business on the Internet, and individuals are increasingly subjected to identity and credit card theft on the Internet. Although we use what we consider to be industry standard security measures, there is a risk that we may fail to prevent such activities and that users or others may assert claims against us. In addition, the Federal Trade Commission and state consumer protection authorities have brought a number of enforcement actions against U.S. companies for alleged deficiencies in those companies’ data security practices, and they may continue to bring such actions. Enforcement actions, which may or may not be based upon actual cyber attacks or other breaches in such companies’ data security, present an ongoing risk of liability to us, could result in a loss of users and could damage our reputation.

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We may face potential liability, loss of users and damage to our reputation for violation of privacy practices.

Our privacy policy prohibits the sale or disclosure to any third party of any member’s personal identifying information. Growing public concern about privacy and the collection, distribution and use of information about individuals may subject us to increased regulatory scrutiny and/or litigation. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we are accused of violating the stated terms of our privacy policy, we may be forced to expend significant amounts financial and managerial resources to defend against these accusations and we may face potential liability.

We may be liable if third parties misappropriate our users’ personal information.

Third parties may be able to hack into or otherwise compromise our network security or otherwise misappropriate our users’ personal information or credit card information. If our network security is compromised, we could be subject to liability arising from claims related to, among other things, unauthorized purchases with credit card information, impersonation or other similar fraud claims or other misuse of personal information, such as for unauthorized marketing purposes. Consumer protection privacy regulations could impair our ability to obtain information about our users, which could result in decreased advertising revenues.

We generally ask our members and users to “opt-in” to receive special offers and other direct marketing opportunities from us, our advertisers and partners. Our network also requests and obtains personal data from users who register to become members of the network. Registration as a member is required in order for users to have full access to the services offered by our network. Personal data gathered from members is used to personalize or tailor content to them and is provided, on an aggregate basis, to advertisers to assist them in targeting their advertising campaigns to particular demographic groups. Current or prospective advertisers evaluate our ability to provide user data to support targeted advertising. Privacy concerns may cause users to resist providing personal data, however. If we become unable to collect personal data from a sufficient number of our users, we may lose significant advertising revenues.

Changes in public acceptance of email marketing, and the perception of security and privacy concerns, may indirectly inhibit market acceptance of our use of personal data. Our failure to implement industry-standard Platform for Privacy Preferences protocols could discourage users from using our Web sites, products and services and from providing their personal data to us. In addition, pending and recently enacted legislative or regulatory requirements that businesses notify Internet users that the data may be used by marketing entities to direct product promotion and advertising to the user may heighten these concerns.

Our network also uses “cookies” to track user behavior and preferences. A cookie is information keyed to a specific server, file pathway or directory location that is stored on a user’s hard drive, possibly without the user’s knowledge, but is generally removable by the user. Information gathered from cookies is used by us to tailor content to users of our network and may also be provided to advertisers on an aggregate basis. In addition, advertisers may themselves use cookies to track user behavior and preferences. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. If these laws are passed, it may become more difficult for us to tailor content to our users, making our network less attractive to users. Similarly, the unavailability of cookies may restrict the use of targeted advertising, making our network less attractive to advertisers and causing us to lose significant advertising revenues.

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Our business could be affected by future terrorist attacks or acts of war.

The terrorist attacks in the United States in recent years disrupted global commerce. The continued threat of future terrorist attacks in the United States, and particularly in New York City where our headquarters are located, acts of war involving the United States, or any response of the United States government to any future terrorist actions or acts of war, may cause future significant disruptions in commerce throughout the world. The proximity of our headquarters to certain possible targets in New York City could, in the event of war or future terrorist attacks, result in damage to or destruction of our headquarters as well as the permanent or temporary loss of key personnel. We have not yet fully developed a disaster recovery plan and we cannot assure that our insurance coverage would adequately reimburse us for any damages suffered as a result of a terrorist attack or act of war.

Risks Related to Our Common Stock

As of April 12, 2004, Hearst owned approximately 31% of our outstanding common stock and had three representatives on our board of directors. Hearst is able to significantly influence our corporate direction and policies.

Hearst’s board representation and stock ownership allows Hearst to significantly influence our corporate direction and policies, including any mergers, acquisitions, consolidations, strategic relationships or sales of assets. Hearst’s board representation and stock ownership may also discourage or prevent transactions involving an actual or potential change of control, including transactions in which our stockholders would otherwise receive a premium for their shares.

As of April 12, 2004, Hearst owned approximately 31% of our outstanding common stock. Pursuant to an amended and restated stockholder agreement we entered into with Hearst on June 20, 2001, we appointed three Hearst representatives to our board of directors, with one Hearst designee appointed to each class of director. The amended and restated stockholder agreement provides that the number of Hearst representatives is subject to reduction if Hearst’s ownership of our common stock falls below certain threshold levels. There is also a Hearst representative on our nominating and compensation committees.

Although Hearst is required to vote all shares that it holds in excess of 25% (subject to adjustment) of our outstanding voting securities in accordance with the recommendation of our board of directors, Hearst may effectively control certain stockholder actions, including approving changes to our certificate of incorporation or by-laws and adopting or changing equity incentive plans. Hearst’s effective control over stockholder actions may also determine the outcome of any merger, consolidation, sale of all or substantially all of our assets or other form of change of control that we might consider. In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time compete with, or otherwise diverge from, our interests, particularly with respect to new business opportunities and future acquisitions.

Market fluctuations or volatility could cause the market price of our common stock to decline and limit our ability to raise capital.

The stock market in general and the market for stocks of Internet-based companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. The market price of the securities of Internet companies has been highly volatile and is likely to remain so in the future. We believe that in the past, similar levels of volatility have contributed to the decline in the market price of our common stock, and may do so again in the future. Trading volumes of our common stock can increase dramatically, resulting in a volatile market price for our common stock. In

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addition, the trading price of our common stock could decline significantly as a result of sales of a substantial number of shares of our common stock, or the perception that significant sales could occur. In the past, securities class action litigation has been brought against companies that experienced volatility in the market price of their securities. Market fluctuations in the price of our common stock could also adversely affect our ability to sell equity securities at a price we deem appropriate.

If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet’s relatively low barriers to entry. Our sales cycle is also unpredictable and sales to advertisers or sponsors forecast in a particular period may be delayed or may not otherwise occur. As a result, and because of the other risks noted in this discussion, our actual results might not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely decrease.

Our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of equity securities will dilute the ownership of our existing stockholders. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds from the sale of our common stock for general working capital and corporate purposes. We also may use a portion of the net proceeds to acquire or invest in businesses, services or products which are most likely to be media-based or otherwise complementary to our existing product and service offerings. As of the date of this prospectus, we are not a party to any contract, commitment or letter of intent with respect to any such acquisition or investment. Pending use of the net proceeds, we may invest them in interest-bearing, investment-grade securities.

We will not directly receive any proceeds from the sale of common stock by the selling stockholders. However, because a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, the selling stockholders will pay us the option exercise prices for the options that they exercise with respect to such shares that are sold in this offering. We intend to also use the option exercise funds for the aforementioned purposes.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell the common stock offered by this prospectus in one or more transactions from time to time:

•	to or through underwriters;

•	through dealers, agents or institutional investors;

•	directly to purchasers; or

•	through a combination of these methods.

We or the selling stockholders may sell the common stock at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Each time we or the selling stockholders sell common stock in a particular offering, we will provide a prospectus supplement or, if required, amend this prospectus, to disclose the following information with respect to that offering:

•	the material terms of the distribution, including the number of shares and the consideration paid;

•	the identity of any underwriters, dealers, agents or purchasers that will purchase the common stock;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our common stock; and

•	the terms of any indemnification provisions.

The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale of their shares available for sale pursuant to this prospectus. In connection with the inclusion on this registration statement of the common stock beneficially owned by the selling stockholders, we have entered into side letter agreements with each selling stockholder, pursuant to which the selling stockholders have agreed to certain restrictions on sales under this registration statement of the common stock included on this registration statement and customary indemnification of us in connection with information provided by that selling stockholder that is included in this registration statement, this prospectus and any subsequent amendment or supplement.

Underwriters, dealers, agents or other purchasers may sell the common stock at a fixed price or prices that may change, at prices set at or relating to prevailing market prices or at negotiated prices.

We or the selling stockholders may directly solicit offers to purchase common stock and we and the selling stockholders may make sales of common stock directly to institutional investors or others in jurisdictions where we or the selling stockholders are authorized to do so.

Any shares held by selling stockholders covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus. Any shares held by selling stockholders covered by this prospectus which qualify for sale under a registration statement filed on Form S-8 may also be sold by means of a reoffer prospectus included in an effective registration statement filed on Form S-8.

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Underwriters

We or the selling stockholders may sell all or a portion of the common stock offered by this prospectus in one or more transactions to or through underwriters, who may sell the common stock to or through dealers. In connection with the sale of our or the selling stockholders’ common stock, underwriters, dealers or agents may receive compensation from us or the selling stockholders, or from the purchasers of the common stock for whom they may act as agents, in the form of underwriting discounts, concessions or commissions and may also receive commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or purchasers that participate in the distribution of the common stock, and any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock, are “underwriters” under the Securities Act of 1933, or the Securities Act. Any discounts or commissions they receive and any profit on the resale of the common stock they receive constitute underwriting discounts and commissions under the Securities Act. Any person deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Only underwriters named in the amended prospectus, if any, will be underwriters of the common stock offered through that amended prospectus. Any underwriters used in an offering may resell the common stock from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. We and the selling stockholders may offer the common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Agents; Direct Sales

We or the selling stockholders may designate agents to distribute the common stock offered by this prospectus. Unless the applicable prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment. We or the selling stockholders may authorize dealers or other persons acting as our respective agents to solicit offers by institutional investors to purchase the common stock from us or the selling stockholders under contracts that provide for payment and delivery on a future date. We or the selling stockholders may enter into agreements directly with purchasers that provide for the sale of common stock over a period of time by means of draw- downs at our or the selling stockholders’ election, which the purchaser would be obligated to accept under specified conditions. Under a draw-down agreement, we or a selling stockholder may sell common stock at a per-share purchase price discounted from the market price of our common stock. We or a selling stockholder may also enter into agreements for sales of common stock based on combinations of or variations from these methods. We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we or a selling stockholder will pay. Agents and underwriters may also engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders in the ordinary course of business.

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Stabilization Activities

In connection with a firm commitment underwritten offering of our or the selling stockholders’ common stock, underwriters and purchasers that are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. For example, they may:

•	over-allot in connection with the offering, creating a syndicate short position for their own account;

•	bid for and purchase our common stock in the open market to cover short positions or to stabilize the price of the common stock; or

•
reclaim selling concessions allowed for distributing the common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price above independent market levels. These activities may be conducted only in conjunction with a firm commitment underwritten offering. Underwriters are not required to engage in these activities and may terminate any such activity at any time. In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts. Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the common stock. These provisions may affect the marketability of the common stock and the ability of any person to engage in market- making activities with respect to the common stock.

Indemnification

We or a selling stockholder may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the common stock offered by this prospectus, including liabilities under the Securities Act. We or a selling stockholder may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words or phrases “can be”, “expects”, “may affect”, “may depend”, “anticipates”, “believes”, “estimates”, “plans”, “projects”, and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond our control. In addition to the risks discussed above in the section entitled “Risk Factors” and in our other public filings, press releases and statements by our management, factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include:

•	the volatile and competitive nature of the media industry, in particular the Internet;

•	changes in domestic and foreign economic, political and market conditions;

•	the effect of federal, state and foreign regulation on our business;

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•	the impact of recent and future acquisitions and joint ventures by us on our business and financial condition;

•	our ability to establish and maintain relationships with advertisers, sponsors, and other third-party providers and partners; and

•	the impact of pending litigation on our business, results of operations and financial condition.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We or the selling stockholder undertake no obligation to publicly update any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Commission after the date of this prospectus.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 and its amendments, or ERISA, imposes restrictions on many employee benefit plans and on their fiduciaries. Before purchasing any of our common stock on behalf of a plan, a plan fiduciary should make sure that the plan’s governing documents permit the purchase. The plan fiduciary should also verify that the purchase is prudent and appropriate in view of the plan’s overall investment policy and its existing investments.

ERISA Section 406 and Internal Revenue Code, or Code, Section 4975 prohibit transactions involving a plan’s assets when the transaction is with a “party in interest” under ERISA Section 3(14) or a “disqualified person” under Code Section 4975. An underwriter and its affiliates involved in the sale of common stock might be parties in interest or disqualified persons with respect to a plan purchasing common stock. This may be true because the underwriter or its affiliate provides services to the plan. We might also be a party in interest or a disqualified person with respect to a plan purchasing common stock.

A transaction to purchase common stock that is prohibited under ERISA Section 406 or Code Section 4975 might result in personal liability for the plan’s fiduciaries, civil penalties being imposed on parties in interest or an excise tax being imposed on disqualified persons. In addition, if the plan asset involved in a prohibited transaction is an individual retirement account or an individual retirement annuity, each an IRA, the IRA would lose its tax-exempt status.

There are certain exemptions from the prohibited transaction provisions of ERISA Section 406 and Code Section 4975, including:

•
prohibited transaction class exemption, or PTCE, 75-1, Part II or Part III, exemptions for specific principal transactions involving sales or purchases of securities between plans and parties in interest or disqualified persons;

•	PTCE 84-14, an exemption for specific transactions determined by an independent qualified professional asset manager;

•	PTCE 90-1, an exemption for specific transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for specific transactions involving bank collective funds;

•	PTCE 95-60, an exemption for specific transactions involving life insurance company general accounts; and

•	PTCE 96-23, an exemption for specific transactions involving in-house asset managers.

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Thus, if a plan fiduciary wants to enter into a transaction with a party in interest or a disqualified person with respect to a plan, the fiduciary should assure himself or herself that an exemption to the prohibited transaction provisions of ERISA and Code Section 4975 applies to the purchase and holding of the common stock.

Any fiduciary of any pension plan, IRA or other employee benefit plan who is considering the acquisition of any of our common stock should consult with his or her counsel prior to acquiring such common stock.

SELLING STOCKHOLDERS

The following table sets forth information provided by the selling stockholders regarding the common stock beneficially owned by the selling stockholders as of April 12, 2004.

Since the selling stockholders may sell all, some or non of their respective shares, we cannot estimate the aggregate number and percentage of shares of common stock that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of an offering to which this prospectus relates. Some of the selling stockholders hold stock options granted to them pursuant to our stock option plans. The “Number of Shares Offered” column in the table below includes shares that may be issued to such option holders prior to the sale of the shares as a result of the exercise of options.

	Shares Beneficially Owned Prior to the Offering (1)		Number of Shares	Shares Beneficially Owned After the Offering (1)		Total Shares Beneficially Owned and Subject to Options After the Offering (2)
Name and Relationship	Number	Percent	Offered	Number	Percent	Number	Percent

Douglas W. McCormick (3)	3,454,668	5.6%	807,600	2,647,068	4.3%	3,230,399	5.3%
Chairman and Chief Executive Officer

Rho Capital Partners, Inc. (4)	2,500,581	4.2%	500,116	2,000,465	3.4%	2,000,465	3.4%

Steven A. Elkes(5)	347,769	*	91,789	255,980	*	367,154	*
Executive Vice President, Operations and Business Affairs

Jane Tollinger (6)	327,812	*	88,000	239,812	*	352,000	*
Executive Vice President, Operations and Strategy

Habib Kairouz (7)	245,605	*	59,818	185,787	*	239,274	*
Director

Scott Levine (8)	211,854	*	63,621	148,233	*	254,483	*
Chief Financial Officer

John T. Healy (9)	59,845	*	24,166	35,679	*	85,153	*
Director

*	Less than one percent of the outstanding common stock.
(1)
Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 500 Seventh Avenue, New York, New York 10018. As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from April 12, 2004 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options

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or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 58,882,406 shares of common stock outstanding as of April 12, 2004. This number does not include:

•	1,003,446 shares of stock classified as treasury stock;

•	60,514 shares of common stock reserved for issuance to former stockholders of Women.com in exchange for cancellation of their Women.com stock certificates; and

•	1,953 shares of common stock reserved for issuance to former stockholders of Promotions.com in exchange for cancellation of their Promotions.com stock certificates.

To our knowledge, except as set forth in the footnotes to this table, the selling stockholders have sole voting and investment power with respect to the shares set forth opposite their respective names.

(2)
The number column indicates the number of shares owned after the offering assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days.

(3)
Includes (a) options to purchase 2,961,668 shares of common stock exercisable within 60 days from April 12, 2004 and (b) 3,000 shares of common stock beneficially owned by Mr. McCormick’s wife. Mr. McCormick disclaims beneficial ownership of the shares of common stock held by his wife.

(4)
Includes 2,500,581 shares beneficially owned by Rho Capital Partners, Inc., or Rho Capital Partners. Based on information provided by Rho Capital Partners, Rho Capital Partners may be deemed to be the beneficial owner of 2,500,581 shares pursuant to an investment advisory relationship by which Rho Capital Partners exercises voting and investment control over the 2,500,581 shares registered in the name of a number of investment vehicles. Mr. Kairouz is a stockholder of Rho Capital Partners. In this capacity, Mr. Kairouz may be deemed to share voting and investment control of the 2,500,581 shares beneficially owned by Rho Capital Partners. Mr. Kairouz disclaims beneficial ownership of these shares other than an insignificant number of shares in which Mr. Kairouz has a pecuniary interest.

(5)	Includes options to purchase 330,077 shares of common stock exercisable within 60 days from April 12, 2004.
(6)	Includes options to purchase 227,812 shares of common stock exercisable within 60 days from April 12, 2004.
(7)
Includes options to purchase 50,677 shares of common stock exercisable within 60 days from April 12, 2004. Mr. Kairouz is also stockholder of Rho Capital Partners. In this capacity, Mr. Kairouz may be deemed to share voting and investment control of the 2,500,581 shares beneficially owned by Rho Capital Partners. Mr. Kairouz disclaims beneficial ownership of these shares other than an insignificant number of shares in which Mr. Kairouz has a pecuniary interest.

(8)	Includes options to purchase 198,750 shares of common stock exercisable within 60 days from April 12, 2004.
(9)	Includes options to purchase 59,845 shares of common stock exercisable within 60 days from April 12, 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission. We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to shares of common stock we and the selling stockholders are offering under this prospectus. As permitted by the

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Commission, this prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information about iVillage and the common stock we and the selling stockholders are offering under this prospectus, we refer you to the registration statement, including its exhibits. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information that we have filed electronically with the Commission.

The Commission allows us to “incorporate by reference” the information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 30, 2004; and

•
the description of our common stock contained in our registration statement on Form 8-A/A filed with the Commission on April 12, 2004, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the Commission automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus.

Documents incorporated by reference, excluding exhibits, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from iVillage Inc., 500 Seventh Avenue, New York, New York 10018, Attention: Investor Relations Department, or by calling (212) 600-6000 and asking for our Investor Relations Department.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock will be passed on for us and the selling stockholders by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 4,408 shares of our common stock.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

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iVillage® Content Areas

the internet for women

- astrology.com
- diet & fitness
- entertainment
- food
- gURL.com
- health
  Winning awards for women's health since 1997.
- home & garden
- Lamaze.com
- money
- ParentsPlace.com
- parent soup®
  The award winning site helping parents since 1996.
- pets
- relationships
- substance
  beauty on your own terms®
- women.com
- work

In-depth, rich online content across a range of women's interests.

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You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

9,500,000 Shares
Common Stock

Deutsche Bank Securities
JPMorgan
Jefferies & Company, Inc.
Merriman Curhan Ford & Co.
Avondale Partners

Prospectus Supplement
(To Prospectus dated April 14, 2004)

_______, 2004